                                                                   EXHIBIT 10.17

PERSONAL
--------

Mr John Tayler
The Castle
46 North Cross Road
Fixby
Huddersfield
Yorkshire
HD2 2NL



26th March 1999


Dear John

Following our telephone conversation today, I have pleasure in offering you employment with The Associated Octel Company Limited to begin on 1st May 1999. You will initially be employed as Corporate Secretary based at our Manchester office, at a basic salary at the rate of (Pounds)80,001 per annum.

This offer is subject to the following conditions:

1.  That you pass a Company medical examination.

2. That you accept the Company's terms and conditions when, unless otherwise expressed in this letter, are set out in Part 1 of the enclosed copy of the Staff Handbook.

3.  That we receive satisfactory references.


Pension Plan
------------

The Company maintains a Pension Scheme for the benefit of employees. Further details of the Scheme are contained in the enclosed copy of the Pension Plan Booklet and your attention is drawn to the letter accompanying this booklet. Contributions are currently suspended, but will at some stage be reintroduced up to 4% of salary.

In addition, you will be able to participate in the Company's Senior Management Scheme which is a non-contributory money purchase pension plan designed to provide you with the equivalent of a total 1/45th of your pensionable salary for each year of service.

Holiday Entitlement
-------------------

You will be entitled to 30 days annual holiday in a full holiday year which runs from 1st March to 28/29th February.

BUPA Membership
---------------

You will be offered membership of the Company's BUPA Bulk Scheme for yourself and your spouse on a non-contributory basis. The current taxable benefit arising from the Company's contribution is (Pounds)700.96 per annum. Membership can be extended to cover any unmarried children under 21 years of age on a contributory basis.

Holiday Gift and Overseas Travel Allowance
------------------------------------------

With reference to Sections 7 and 23 of the Staff Handbook respectively, please note that you are not entitled to Holiday Gift or the Overseas Travel Allowances.

Termination of Contract
-----------------------

Should you wish to terminate your employment you must give the Company six months notice. You will be entitled to receive twelve months notice from the Company to terminate your services. The Company notice period will not apply if your service is terminated as a result of gross misconduct.

Company Car
-----------

You will be provided with a fully funded Company car, including private fuel. The car is typically a Mercedes 200 or BMW 323i and we will arrange for a list of possible vehicles to be sent to you. You may also take a cash equivalent in lieu of a car, currently the allowance is (Pounds)6729 per annum.

Management Incentive Plan
-------------------------

You will be eligible to participate in the annual Management Incentive Plan. In your case the target payout would be 25% of basic salary subject to Company and personal performance. The plan normally runs from 1st January to 31st December.

Group Accident Insurance
------------------------

You will be covered by the Company's Group Accident insurance.

Stock Options
-------------

You will be granted Octel Corp., stock options to the value of approximately (Pounds)30,000 at current market value after 3 months service. The stock will vest in three to ten years from grant.

I assume you will not wish to relocate given the proximity of your current residence.

Should you wish to accept our offer, will you please sign the acceptance on the duplicate of this letter and EITHER the enclosed Pension Plan Membership Application Form, OR Waiver Form and return them to me. Please give me a call if you would like any clarification.

Meanwhile, I personally very much look forward to working with you. An early task might be to revamp the mass of paperwork included with this offer!

Yours sincerely





ALAN HANSLIP
------------
Director of Human Resources



Signed: ................................  Date: ................................